THE SWISS HELVETIA FUND, INC.
                     CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
                          AND SENIOR FINANCIAL OFFICERS


I. COVERED OFFICERS/PURPOSE OF THE CODE

     This code of ethics (the "Code") for The Swiss Helvetia Fund, Inc. (the "Fund") applies to the Fund's Principal Executive Officer and Principal Financial Officer, or other persons performing similar functions, each of whom is listed on Exhibit A (the "Covered Officers"), for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Fund;

     o    compliance   with   applicable   laws  and   governmental   rules  and
          regulations;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST


     OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of the Fund and the Fund's investment advisor (the "Advisor") are designed to prevent, or identify and correct, violations of these provisions. The Code does not, and is not intended to, repeat or replace these programs and procedures.


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     Although  typically not  presenting an  opportunity  for improper  personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the Advisor of which the Covered Officers are also officers or employees. As a result, the Code recognizes that the Covered Officers, in the ordinary course of their duties (whether formally for the Fund or for the
Advisor,   or  for  both),  will  be  involved  in  establishing   policies  and
implementing decisions that will have different effects on the Advisor and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Advisor and is consistent with the performance by the Covered Officers of their duties as officers of the Fund and, if addressed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. Covered Officers should keep in mind that the Code cannot enumerate every possible scenario. The overarching principle of the Code is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

     Each Covered Officer must:

     o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

     o not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; and

     o not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith.

III. DISCLOSURE AND COMPLIANCE

     o    Each Covered  Officer should  familiarize  himself with the disclosure
          requirements   and  disclosure   controls  and  procedures   generally
          applicable to the Fund within his area of responsibility;

     o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's Board members and auditors, and to governmental regulators and self-regulatory organizations; and

     o to the extent appropriate within his area of responsibility, each Covered Officer should consult with other officers and employees of the Fund and the Advisor and take other appropriate steps with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

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     o    it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. REPORTING AND ACCOUNTABILITY

     Each Covered Officer must:

     o upon adoption of the Code (or thereafter, as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

     o annually thereafter affirm to the Board that he has complied with the requirements of the Code; and

     o notify the Audit Committee (the "Committee") promptly if he knows of any violation of the Code. Failure to do so is itself a violation of the Code.

     The Audit Committee is responsible for applying the Code to specific situations in which questions are presented under it and has the authority to interpret the Code in any particular situation and to grant waivers sought by any Covered Officer. The Fund will follow these procedures in investigating and enforcing the Code:

     o the Committee will take all appropriate action to investigate any potential violations reported to it;

     o if, after such investigation, the Committee believes that no violation has occurred, the Committee is not required to take any further action;

     o if the Committee determines that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Advisor or its board; or a recommendation to dismiss the Covered Officer; and

     o any waivers of or amendments to the Code, to the extent required, will be disclosed as provided by SEC rules.

V. OTHER POLICIES AND PROCEDURES

     The Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies and procedures of the Fund, the Advisor or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to the Code, they are superceded by the Code to the extent that they overlap or conflict with the provisions of the Code. The Fund's and the Advisor's codes of ethics under Rule 17j-1 under the Investment Company Act and the Advisor's additional policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of the Code.

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VI. AMENDMENTS

     Except as to Exhibit A, the Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Fund's Board, including a majority of independent Board members.

VII. CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to the Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or the Code, such matters shall not be disclosed to anyone other than the Fund and its counsel, the Board (or Committees thereof) and its counsel, and the Advisor.

VIII. INTERNAL USE

     The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.


Date: _______, 2003

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EXHIBIT A


Rodolphe E. Hottinger                Chief Executive Officer

Rudolf S. Millisits                  Chief Financial Officer